Exhibit 99.1

Sapient Reports Fourth Quarter and Full-Year 2010 Results

Fourth Quarter Service Revenues Up 21% Over Q4 2009

Full-Year Service Revenues Up 29% Over 2009

BOSTON--(BUSINESS WIRE)--February 15, 2011--Sapient (NASDAQ: SAPE) today reported the following financial results for the fourth quarter and year ended December 31, 2010. For the fourth quarter of 2010:

  Service revenues were $222.9 million compared to $183.5 million in the fourth quarter of 2009, an increase of 21%. Sequentially, service revenues were up $5.8 million, or 3%, from $217.1 million in the third quarter of 2010. On a constant currency basis, revenues increased 22% over the fourth quarter of 2009 and 1% sequentially.
  GAAP income from operations was $22.1 million, or 9.9% of service revenues, up 15.1% from $19.2 million, or 10.4% of service revenues, reported in the fourth quarter of 2009.
  Non-GAAP income from operations was $27.6 million, or 12.4% of service revenues, up 11.3% from $24.8 million, or 13.5% of service revenues, reported in the fourth quarter of 2009.
  GAAP diluted net income per share was $0.11, compared to $0.51 in the fourth quarter of 2009 which included a non-recurring net tax benefit of $54.8 million, or $0.40 per share.
  Non-GAAP diluted net income per share was $0.14, compared to $0.11 in the fourth quarter of 2009.

For the year ended December 31, 2010, service revenues were $823.5 million compared to $638.9 million for 2009, an increase of 29%.

“We had a strong finish to 2010 and are proud of the results we achieved for the year, with all three business segments posting excellent growth,” said Sapient President and Chief Executive Officer Alan J. Herrick. “We continue to position the company to help our clients succeed in a rapidly-changing business and consumer environment.”

The company generated cash from operations of $44.0 million in the fourth quarter of 2010, compared to $21.0 million in the fourth quarter of 2009. For the year ended December 31, 2010, cash from operations was $87.3 million, up 126% from $38.7 million for the twelve months ended December 31, 2009. As of December 31, 2010, the company had cash, cash equivalents and marketable securities of $234.1 million. Days sales outstanding was 65 days for the fourth quarter of 2010, improved from 68 days in the third quarter of 2010 and 66 days for the fourth quarter of 2009.

Outlook

Sapient management provided the following guidance:

  For the first quarter ending March 31, 2011, service revenues are expected to be $228 million or higher.
  First quarter 2011 non-GAAP operating margin is expected to be 9.5% or better.
  During the first quarter of 2011, it is expected that there will be a restructuring charge of approximately $5.5 million primarily due to the acceleration of stock-based compensation expense related to the previously-announced transition of Chris Clarke, the founder of Nitro Group, from employee to consultant.
  For the year ending December 31, 2011, service revenues are expected to grow by 20% or higher.
  Non-GAAP operating margin for 2011 is expected to be in the range of 12% to 14%.

Webcast and Conference Call

Sapient will host a discussion of its fourth quarter results at 4:30 p.m. ET today, which will be broadcast live on the Internet. The dial-in information for the conference call is:

U.S.: (888) 713-4217

International: (617) 213-4869

Passcode: 94193182

Please use the following link to pre-register for the conference call:

https://www.theconferencingservice.com/prereg/key.process?key=PBNLRFGLF

Please use the following link to access the live webcast of this event as well as an archive of the webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=65979&eventID=3698930

The link to the webcast will also be posted at:

http://www.sapient.com/about+us/Investors.htm.

In addition, a re-broadcast of the conference call will be available from February 15 at 7:30 p.m. ET through February 22 at 11:59 p.m. ET. The replay information is as follows:

U.S.: (888) 286-8010

International: (617) 801-6888

Passcode: 48018145

Adjusted (Non-GAAP) Financial Measures

Sapient provides non-GAAP financial measures to complement reported GAAP results. Management believes these measures help illustrate underlying trends in the company's business and uses the measures to establish budgets and operational goals, communicated internally and externally, for managing the company’s business and evaluating its performance. The company anticipates that it will continue to report both GAAP and certain non-GAAP financial measures in its financial results, including non-GAAP results that exclude stock-based compensation expense, restructuring and other related charges, amortization of purchased intangible assets, acquisition costs and other related charges, and income tax benefits or provisions resulting from changes in the valuation allowance. In addition, the company has presented service revenues in constant currency terms, which excludes the effect of currency fluctuations between the U.S. dollar and the local functional currencies in countries where the company operates. The effect is excluded by translating the current period's local currency service revenues into U.S. dollars using the average local currency exchange rates that were in effect during the prior period of comparison. However, because the company’s reported non-GAAP financial measures are not calculated according to GAAP, these measures are not comparable to GAAP and may not necessarily be comparable to similarly described non-GAAP measures reported by other companies within the company’s industry. Consequently, Sapient’s non-GAAP financial measures should not be evaluated in isolation or supplant comparable GAAP measures, but, rather, should be considered together with its consolidated financial statements, which are prepared according to GAAP.

Safe Harbor Statement

This press release contains forward-looking statements – in particular, the financial guidance for the first quarter and full year 2011 – that involve a number of risks and uncertainties. Actual results could differ materially from management’s expectations. A number of factors could cause actual events to differ materially from those indicated, including, without limitation: the continued acceptance of the company’s services; a reduction in the demand for the company’s services in light of the current economic environment; the company’s ability to accurately set fees for and complete its current and future client projects on a timely basis, successfully manage risks associated with its international operations, manage its growth and projects effectively, successfully integrate and achieve anticipated benefits from acquisitions, and continue to attract and retain high-quality employees; and other risk factors set forth in the company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the SEC.

About Sapient

Sapient is a global services company that helps clients transform in the areas of business, marketing, and technology. The company operates three divisions that enable clients to gain a competitive advantage and succeed in an increasingly digital world. SapientNitro, Sapient Global Markets and Sapient Government Services fuse insight, creativity and technology to drive innovation and to help clients navigate complex business problems. Our approach is the subject of case studies used by MBA programs at Harvard and Yale. The company has operations in North America, Europe, and Asia-Pacific. For more information, visit www.sapient.com.

Sapient is a registered service mark of Sapient Corporation.

Sapient Corporation
Consolidated Unaudited Condensed Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

	(in thousands, except per share amounts)
Revenues:
Service revenues	$222,880	$183,450	$823,511	$638,884
Reimbursable expenses	9,633	7,851	40,008	27,794
Total gross revenues	232,513	191,301	863,519	666,678
Operating expenses:
Project personnel expenses	148,815	119,523	563,930	435,859
Reimbursable expenses	9,633	7,851	40,008	27,794
Total project personnel expenses and reimbursable expenses	158,448	127,374	603,938	463,653
Selling and marketing expenses	10,663	9,460	38,833	31,931
General and administrative expenses	40,056	33,693	150,877	118,018
Restructuring and other related (benefit) charges	(34)	(273)	414	4,548
Amortization of purchased intangible assets	1,321	1,700	5,448	5,146
Acquisition costs and other related charges	-	179	111	2,962
Total operating expenses	210,454	172,133	799,621	626,258

Income from operations	22,059	19,168	63,898	40,420

Interest and other income, net	1,218	689	3,705	3,156

Income before income taxes	23,277	19,857	67,603	43,576
Provision for income taxes	7,590	8,043	23,798	13,735
Benefit from release of valuation allowance	-	(58,285)	-	(58,285)
(Benefit from) provision for income taxes	7,590	(50,242)	23,798	(44,550)
Net income	$15,687	$70,099	$43,805	$88,126

Basic net income per share	$0.12	$0.54	$0.33	$0.69
Diluted net income per share	$0.11	$0.51	$0.32	$0.66

Weighted average common shares	133,582	129,273	132,060	127,969
Weighted average dilutive common share equivalents	6,288	7,089	6,669	4,912
Weighted average common shares and dilutive common share equivalents	139,870	136,362	138,729	132,881

Sapient Corporation
Consolidated Unaudited Condensed Balance Sheets

	December 31, 2010	December 31, 2009
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$219,448	$195,678
Marketable securities, current portion	8,861	16,082
Restricted cash, current portion	1,416	393
Accounts receivable, less allowance for doubtful accounts	136,300	111,987
Unbilled revenues	49,765	47,426
Deferred tax assets, current portion	23,220	27,616
Prepaid expenses and other current assets	21,256	24,893
Total current assets	460,266	424,075
Marketable securities, net of current portion	1,269	1,362
Restricted cash, net of current portion	3,093	2,308
Property and equipment, net	35,571	29,229
Purchased intangible assets, net	17,629	23,061
Goodwill	77,865	76,004
Deferred tax assets, net of current portion	20,860	33,521
Other assets	7,619	5,359

Total assets	$624,172	$594,919

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,714	$19,238
Accrued compensation	66,609	49,147
Accrued restructuring costs, current portion	3,129	3,727
Deferred revenues, current portion	18,558	19,544
Other current liabilities	52,011	55,855
Total current liabilities	159,021	147,511
Accrued restructuring costs, net of current portion	-	2,994
Deferred tax liability, net of current portion	831	1,579
Other long-term liabilities	22,015	16,634
Total liabilities	181,867	168,718

Stockholders' equity	442,305	426,201

Total liabilities and stockholders’ equity	$624,172	$594,919

Sapient Corporation
Consolidated Unaudited Statements of Cash Flows

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

	(in thousands)

Cash flows from operating activities:
Net income	$15,687	$70,099	$43,805	$88,126
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss recognized on disposition of fixed assets	(275)	127	(35)	85
Unrealized (gain) loss on financial instruments	(28)	(17)	139	44
Unrealized loss (gain) on marketable securities, net	-	-	(132)	(103)
Depreciation and amortization expense	5,625	5,649	21,662	21,130
Deferred income taxes	13,470	(833)	16,231	869
(Recovery of) provision for doubtful accounts, net	(227)	(614)	(227)	215
Income tax benefit from release of valuation allowance	-	(58,285)	-	(58,285)
Stock-based compensation expense	4,232	3,993	18,156	14,921
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(15,020)	(17,486)	(24,474)	(8,805)
Unbilled revenues	16,388	1,940	(2,447)	(1,286)
Prepaid expenses and other current assets	8,350	9,515	1,738	(3,255)
Sales of trading marketable securities	-	-	16,425	-
Other assets	(824)	(1,226)	(2,205)	(141)
Accounts payable	(2,403)	(196)	(1,299)	3,484
Accrued compensation	6,347	4,497	17,202	(12,030)
Payments of withholding taxes in connection with vesting of stock-based awards	(510)	(469)	(10,031)	(5,018)
Accrued restructuring costs	(1,091)	(1,449)	(3,548)	(1,207)
Deferred revenues	3,266	4,163	(900)	3,325
Other accrued liabilities	(11,380)	525	(7,945)	(5,373)
Other long-term liabilities	2,420	1,062	5,195	2,016

Net cash provided by operating activities	44,027	20,995	87,310	38,712
Cash flows from investing activities:
Cash paid for acquisitions	-	(4,888)	(3,163)	(19,057)
Purchases of property and equipment and cost of internally developed software	(6,234)	(2,489)	(21,253)	(9,419)
Sales and maturities of marketable securities not classified as trading	-	227	881	4,023
Purchases of marketable securities not classified as trading	(8,781)	-	(8,781)	-
Cash received on financial instruments, net	134	181	669	479
Change in restricted cash	(1,762)	8	(1,789)	(122)

Net cash used in investing activities	(16,643)	(6,961)	(33,436)	(24,096)
Cash flows from financing activities:
Principal payments under capital lease obligation	(21)	(26)	(83)	(34)
Proceeds from line of credit	1,330	-	4,380	-
Proceeds from stock option plans	2,747	462	8,690	1,373
Windfall benefit from exercise and release of stock-based awards	-	29	-	29
Dividends paid on common stock	(11)	-	(46,843)	-

Net cash provided by (used in) financing activities	4,045	465	(33,856)	1,368
Effect of exchange rate changes on cash and cash equivalents	(1,910)	5,510	3,752	10,354

Increase in cash and cash equivalents	29,519	20,009	23,770	26,338
Cash and cash equivalents, at beginning of period	189,929	175,669	195,678	169,340
Cash and cash equivalents, at end of period	$219,448	$195,678	$219,448	$195,678

Sapient Corporation
Unaudited Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

	(in thousands, except per share amounts)

Service revenues	$222,880	$183,450	$823,511	$638,884

GAAP income from operations	$22,059	$19,168	$63,898	$40,420
Stock-based compensation expense	4,232	3,993	18,156	14,921
Restructuring and other related (benefit) charges	(34)	(273)	414	4,548
Amortization of purchased intangible assets	1,321	1,700	5,448	5,146
Acquisition costs and other related charges	-	179	111	2,962
Stock-based compensation review and restatement benefit	-	-	(301)	(992)
Non-GAAP income from operations	$27,578	$24,767	$87,726	$67,005

GAAP operating margin	9.9%	10.4%	7.8%	6.3%
Effect of adjustments detailed above	2.5%	3.1%	2.9%	4.2%
Non-GAAP operating margin	12.4%	13.5%	10.7%	10.5%

GAAP net income	$15,687	$70,099	$43,805	$88,126
Income tax benefit from release of valuation allowance	-	(58,285)	-	(58,285)
Stock-based compensation expense, net of tax (1)	2,655	2,481	11,296	9,239
Restructuring and other related (benefit) charges, net of tax (1)	(20)	(163)	352	2,916
Amortization of purchased intangible assets, net of tax (1)	1,034	1,013	4,231	3,065
Acquisition costs and other related charges, net of tax (1)	-	107	66	1,764
Stock-based compensation review and restatement benefit, net of tax (1)	-	-	(179)	(591)
Non-GAAP net income	$19,356	$15,252	$59,571	$46,234

GAAP basic income per share	$0.12	$0.54	$0.33	$0.69
Effect of adjustments detailed above	0.02	(0.42)	0.12	(0.33)
Non-GAAP basic income per share	$0.14	$0.12	$0.45	$0.36

GAAP and Non-GAAP weighted average common shares	133,582	129,273	132,060	127,969

GAAP diluted income per share	$0.11	$0.51	$0.32	$0.66
Effect of adjustments noted above and change in dilution noted below	0.03	(0.40)	0.11	(0.31)
Non-GAAP diluted income per share	$0.14	$0.11	$0.43	$0.35

GAAP and Non-GAAP weighted average common shares and dilutive common share equivalents	139,870	136,362	138,729	132,881

(1) 2009 Non-GAAP amounts have been recast to reflect 2010 effective tax rate for comparative purposes.

CONTACT:
Investor Relations Contact:
Sapient
Dean Ridlon, +1-617-963-1598
dridlon@sapient.com
or
Media Contact:
Sapient
David LaBar, +1-646-478-9846
dlabar@sapient.com